As filed with the Securities and Exchange Commission on May 13, 2025

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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First Trust Exchange-Traded Fund VI

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PRESS RELEASE

Source: First Trust Advisors L.P.

First Trust Announces Upcoming Trustee Elections for ETFs and Other Open-End Funds

WHEATON, IL – (BUSINESS WIRE) – May 13, 2025 – The Boards of Trustees (collectively, the “Boards”) of the open-end management investment companies (collectively, the “OEFs/ETFs”) consisting of the exchange-traded funds, mutual funds and variable insurance funds advised by First Trust Advisors L.P. (“FTA”) have approved proposals for shareholders of the applicable funds to elect eight nominees (“Nominees”) to the Boards later this year. Each Board has approved the nomination of Mr. Thomas J. Driscoll for election as a new Trustee of the applicable OEF/ETF and has also determined that it is an appropriate time to provide shareholders with the opportunity to elect all of the current Trustees (including an opportunity to re-elect those who have previously been elected by shareholders). In addition, the Board of First Trust Exchange-Traded Fund (“FTETF”) has approved the nomination of Ms. Bronwyn Wright for election as a new Trustee of FTETF. Ms. Wright currently serves as an advisory board member to FTETF and as a Trustee of the other OEFs/ETFs.

As indicated above, the Board of each OEF/ETF has approved, among other things, the nomination of Thomas J. Driscoll for election as a new Trustee. Mr. Driscoll was previously a Partner at Deloitte LLP and Deloitte Tax LLP (collectively, “Deloitte”) from September 1998 to January 2024. As a Partner at Deloitte, Mr. Driscoll served in various roles including as lead client service partner, lead relationship partner and lead tax partner for various clients in the asset management, broker-dealer and financial services businesses. Mr. Driscoll also served as the Vice Chairman, Partner in Charge of Deloitte’s international tax and transfer pricing (economics) business responsible for leading and managing Deloitte’s international tax and transfer pricing practice with over 1,200 professionals in the United States and India. Finally, as a member of the Board of Deloitte Tax LLP, Mr. Driscoll was a part of the executive committee responsible for overseeing Deloitte’s tax practice in the United States.

Additional Information: First Trust Exchange-Traded Fund (previously defined as “FTETF”)

Currently, each of the following individuals serves as a Trustee on the Board of FTETF: James A. Bowen, Richard E. Erickson, Thomas R. Kadlec, Denise M. Keefe, Robert F. Keith and Niel B. Nielson (collectively, the “Current FTETF Trustees”). The Board of FTETF has approved the nomination of Ms. Wright, Mr. Driscoll and each of the Current FTETF Trustees for election by shareholders of the applicable funds at a special meeting of shareholders that is expected to be held later this year.

Additional Information: First Trust Exchange-Traded Fund II, First Trust Exchange-Traded Fund III, First Trust Exchange-Traded Fund IV, First Trust Exchange-Traded Fund V, First Trust Exchange-Traded Fund VI, First Trust Exchange-Traded Fund VII, First Trust Exchange-Traded Fund VIII, First Trust Exchange-Traded AlphaDEX® Fund, First Trust Exchange-Traded AlphaDEX® Fund II, First Trust Series Fund and First Trust Variable Insurance Trust (collectively, the “Other OEFs/ETFs”)

Currently, each of the following individuals serves as a Trustee on the Board of each of the Other OEFs/ETFs: James A. Bowen, Richard E. Erickson, Thomas R. Kadlec, Denise M. Keefe, Robert F. Keith, Niel B. Nielson and Bronwyn Wright (collectively, the “Current Other OEFs/ETFs Trustees”). The Board of each Other OEF/ETF has approved the nomination of Mr. Driscoll and each of the Current Other OEFs/ETFs Trustees for election by shareholders of the applicable funds at a special meeting of shareholders that is expected to be held later this year.

FTA is a federally registered investment advisor and serves as the investment advisor to the series of the OEFs/ETFs. FTA and its affiliate, First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $258 billion as of March 31, 2025 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds, variable insurance funds and separately managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

This press release contains certain forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding the goals, beliefs, plans or current expectations of the OEFs/ETFs, FTA and their respective representatives, taking into account the information currently available to them. Forward-looking statements include all statements that do not relate solely to current or historical fact. For example, forward-looking statements include the use of words such as “anticipate,” “estimate,” “intend,” “expect,” “believe,” “plan,” “may,” “should,” “would,” “will” or other words that convey uncertainty of future events or outcomes. When evaluating the information included in this press release, you are cautioned not to place undue reliance on these forward-looking statements, which reflect the judgment of the OEFs/ETFs, FTA and their respective representatives only as of the date hereof. No obligation will be undertaken to publicly revise or update these forward-looking statements to reflect events and circumstances that arise after the date hereof.

In connection with the solicitation of proxies to approve the election of Trustees, the OEFs/ETFs will file proxy statements. Because the proxy statements will contain important information, shareholders of the series of each OEF/ETF are urged to read the applicable proxy statement and accompanying materials carefully when they receive them. The shareholders of the series of each OEF/ETF will also be able to obtain copies of these documents, when available, by calling FTA toll-free at 800-621-1675. When filed with the Securities and Exchange Commission (the “SEC”), each proxy statement will be available free of charge at the SEC’s website, www.sec.gov. This press release does not constitute an offer to sell, nor a solicitation of an offer to buy, shares of any series of any OEF/ETF, nor is it a solicitation of any proxy. The OEFs/ETFs, FTA and, as applicable, certain of their respective directors/trustees, Nominees, officers and affiliates may be deemed under the rules of the SEC to be participants in the solicitation of proxies from shareholders in connection with the matter described above. Information about the Trustees and officers of the OEFs/ETFs may be found in the Statements of Additional Information of the series of the OEFs/ETFs that have been previously filed with the SEC.

Contact:

First Trust Advisors L.P.

Inquiries James Dykas 630-517-7665